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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For Information Contact:
-----------------------
Kevin Libby
(877) 990-PSIX
libbyk@psi.com

         PSINET ANNOUNCES AGREEMENT TO SELL PSINET TRANSACTION SOLUTIONS


ASHBURN, VA., MARCH 13, 2001 - PSINet Inc. (NASDAQ: PSIX), the Internet Super Carrier, today announced that it has entered into a definitive agreement for the sale of PSINet Transaction Solutions ("PTS") to an investment group led by GTCR Golder Rauner, LLC for a cash purchase price of $0.3 billion, subject to certain adjustments. The parties anticipate that the transaction will be completed prior to April 30, 2001. PTS is a leading worldwide provider of e-commerce data communications that transports point-of-sale transactions. Closing of the transaction is subject to a number of conditions, and there can be no assurance that the transaction will be completed. For financial reporting purposes, PTS will be treated as a discontinued operation, and PSINet will have a loss on disposal of $0.3 billion.

Separately, PSINet announced that it had completed the sale of PSINet Global Solutions, an operating unit of PSINet Consulting Solutions that provides 24-hour onsite and offsite systems maintenance, application development from technology centers in the U.S. and India, as well as the sale of a San Francisco facility that it had previously intended to develop into a web hosting center. The terms of these transactions were not disclosed.

As of March 2, 2001, PSINet had $0.3 billion of cash, cash equivalents, short term investments and marketable securities, including approximately $27 million in restricted amounts. As previously announced, the Company determined that the capital requirements under its business plan for fiscal year 2001 were greater than currently available capital resources, and began exploring, among other things, the sale of certain non-strategic assets and reductions in capital expenditures. Despite the anticipated sale of PTS and other efforts currently underway, the Company believes it is likely that it will need to restructure or renegotiate some of its obligations to third parties, certain of which, if not resolved, could result in defaults under indentures for the Company's debt securities. Despite these facts, the Company believes that the proceeds from the anticipated sale of PTS will increase the Company's financial flexibility as it evaluates its financial and strategic options.
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Headquartered in Ashburn, Virginia, PSINet is the Internet Super Carrier
offering global e-commerce infrastructure, end-to-end IT solutions and a full suite of retail and wholesale Internet services through wholly-owned PSINet subsidiaries. Services are provided on PSINet-owned and operated fiber, satellite, web hosting and switching facilities, providing direct access in more than 900 metropolitan areas in 28 countries on five continents.

This release contains information about management's view of PSINet's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements, as a result of a variety of factors including, but not limited to, competitive developments, risks associated with PSINet's growth, the development of the Internet market, regulatory risks, ability to reach an agreement regarding restructuring with securities holders of PSINet and PSINet Consulting Solutions and other factors that are discussed in the Company's Annual Report on Form 10-K and other documents periodically filed with the SEC.

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